MIGENIX Inc. BC Research Complex 3650 Wesbrook Mall Vancouver, BC V6S 2L2 Canada
|NEWS RELEASE|

FOR IMMEDIATE RELEASE

MIGENIX to Initiate MX-3253 HCV Viral Kinetics Study in Treatment Naïve Patients; CEO Message #17 Released

Vancouver, BC, CANADA & San Diego, CA, USA – January 23, 2006 – MIGENIX Inc. (TSX: MGI; OTC: MGIFF), a clinical-stage developer of drugs for infectious and degenerative diseases, released the Company’s 17th CEO Message today. The CEO Message provides an overview of the MX-3253 and CPI-226 clinical programs for 2006 and the first half of 2007, including the Company’s plan to initiate a combination therapy viral kinetics clinical trial of celgosivir (MX-3253) in Hepatitis C virus (HCV) patients.  Celgosivir is an orally administered, first-in-class alpha glucosidase 1 inhibitor, in development for the treatment of chronic HCV infections. The viral kinetics study is intended to demonstrate improved viral load kinetics (antiviral activity) in treatment-naïve HCV patients when celgosivir is used in combination with interferon over a treatment period of up to 28 days. The study is expected to start early in the second quarter of calendar 2006, with results in the second half of calendar 2006.

Jim DeMesa, M.D., President and CEO of MIGENIX stated, "This viral kinetics study provides us another significant clinical result in HCV patients in 2006.  In mid-year 2006 we will have results from our MX-3253 Phase IIb study in HCV 'non-responder' patients initiated in November 2005 with support from Schering-Plough. These results, along with the CPI-226 Phase III clinical results expected in the first half of 2007 provide us several near-term value driving opportunities".

To obtain a copy of the complete CEO Message, please visit the MIGENIX web site at www.migenix.com or contact Investor Relations at 1-800-665-1968, Extension 241.

About MIGENIX

MIGENIX is committed to advancing therapy, improving health, and enriching life by developing and commercializing drugs in the areas of infectious and degenerative diseases. The Company's clinical programs include drug candidates for the treatment of chronic hepatitis C infections (Phase II), the prevention of catheter-related infections (Phase III), the treatment of neurodegenerative diseases (Phase I) and the treatment of acne (Phase II). MIGENIX is headquartered in Vancouver, British Columbia, Canada with US operations in San Diego, California. Additional information can be found at www.migenix.com.

“Jim DeMesa”

James M. DeMesa, M.D.

President & CEO

CONTACTS

Jonathan Burke MIGENIX Inc. Tel: (604) 221-9666 Ext. 241 jburke@migenix.com	Dian Griesel, Ph.D. Investor Relations Group Tel: (212) 825-3210 Theproteam@aol.com

Certain statements in this news release contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements frequently, but not always, use the words “intends”, “plans”, “believes”, “anticipates” or “expects” or similar words; that events “will”, “may”, “could” or “should” occur; and/or include statements concerning our strategies, goals, plans and expectations. Forward-looking statements in this news release include, but are not limited to statements concerning: starting a combination therapy viral kinetics clinical trial of MX-3253 in chronic, treatment naïve HCV patients in the second calendar quarter of 2006, with results in the second half of calendar 2006; having results from the Phase IIb MX-3253 combination study by mid calendar 2006; and having results from the Phase III CPI-226 study in the first half of calendar 2007. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Factors that could cause actual events or results expressed or implied by such forward looking statements to differ materially from any future results expressed or implied by such statements include, but are not limited to: uncertainties related to early stage of technology and product development; the possibility that government agency approvals will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to advance development and/or market the product successfully; dependence on corporate collaborations; uncertainties as to future expense levels and the possibility of unanticipated costs or expenses or cost overruns, the possibility that opportunities will arise that require more cash then presently anticipated and other uncertainties related to predictions of future cash requirements; uncertainties as to the requirement that a drug be found to be safe and effective after extensive clinical trials and the possibility that the results of such trials, if commenced and completed, will not establish the safety or efficacy of our products; risks relating to requirements for approvals by government agencies such as the FDA and/or Health Canada before products can be tested in clinical trials and ultimately marketed; management of growth; dependence on key personnel; the possibility that we will not successfully develop any products; the possibility that advances by competitors will cause our proposed products not to be viable, the risk that our patents could be invalidated or narrowed in scope by judicial actions or that our technology could infringe the patent or other intellectual property rights of third parties; the possibility that any products successfully developed by us will not achieve market acceptance; and other risks and uncertainties which may not be described herein. Certain of these factors and other factors are described in detail in the Company's Annual Information Form and Annual Report on Form 20-F and other filings with the Canadian securities regulatory authorities and the U.S. Securities & Exchange Commission. Forward-looking statements are based on our current expectations and MIGENIX assumes no obligations to update such information to reflect later events or developments.

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

|CEO MESSAGE|

January 23, 2006

This is it!  It's a new year and this is the year that should help define MIGENIX. During 2005 we made good progress on several fronts (see summary at the end if you want a reminder of our progress). Our expectations for 2006 are even greater.

Why?  Because we expect results that can drive value over the next 6 to 18 months from our most advanced development programs (MX-3253/celgosivir and CPI-226/omiganan).

For MX-3253, in 2006 we will determine its potential as a candidate for the treatment of chronic hepatitis C infections, having two clinical outcomes later this year:

▪

MX-3253 Phase IIb combination study - this study, initiated in November 2005 with support from Schering-Plough, will provide the first clinical data for MX-3253 in combination with the current "gold standard" drugs in HCV "non-responder" patients. Results are expected in mid-2006.

▪

MX-3253 viral kinetics combination study - We plan to start this study in the second quarter of 2006 with results expected in the second half of the year. This study is intended to further evaluate the synergistic nature of our product and will provide the first combination human data for MX-3253 in HCV "treatment naive" patients.

These important clinical outcomes will be pivotal in the advancement of MX-3253 licensing discussions with potential development and commercialization partners. MX-3253 has already attracted interest from major potential partners as evidenced by the support of Schering-Plough, a leader in the HCV field, in our current Phase IIb trial.

In 2006 our partner for CPI-226, Cadence Pharmaceuticals, is expected to make significant progress in the pivotal, confirmatory Phase III trial for the prevention of catheter-related infections, with results of the study expected in the first half of 2007. This international Phase III study began enrolling patients in the US last August and should begin European enrollment this quarter. Successful results will allow Cadence to submit an application to the US FDA for marketing approval. Upon acceptance of the application for review, we will receive the first milestone payment of the overall potential US$30 million in milestone payments. Additional milestone payments will follow marketing approvals in the US and Europe, and we will earn double digit royalties on net sales, with additional milestone payments as sales reach certain thresholds.

With the progress toward commercialization of CPI-226 there have been substantial positive developments in the US market dynamics for products for preventing hospital acquired infections. First, approximately 80% of US states have or are considering legislation requiring hospitals (for the first time) to regularly report their hospital infection rates. This increased focus on hospital infection rates and specifically catheter-related infections is expected to lead to much greater demand for product solutions for lowering infection rates. CPI-226 is ideally suited to be added to the mix of products that can be employed to reduce catheter-related infection rates. Second, central venous catheter (CVC) use in the US is increasing (~10% per year) and by 2007 it is estimated that there will be over 11 million CVCs used annually in the US and over 30 million globally.

So the MX-3253 and CPI-226 programs have the potential to solidify our future and drive value both in the short- and long-term.  MX-3253 is a potential blockbuster opportunity with two near-term clinical results later this year and CPI-226 is a commercial opportunity with a relatively low level of clinical-regulatory risk with Phase III results expected in the first half of 2007.  Obviously, success in both is our objective.

CEO Message #17

January 23, 2006

Looking at the clinical opportunities we have generated with the intent of increasing shareholder value, it is not difficult to envision MIGENIX as a thriving, valuable biotech company in 2006 and beyond.  If MX-3253 is successful in the current Phase IIb clinical study, for example, it would be difficult to imagine us remaining in our current valuation range.  Most companies with positive results in Phase II for HCV have experienced significant valuation appreciation.

Even with CPI-226 alone, the financial implications of the possible near-term milestone payments and the subsequent recurring revenue opportunity from royalties has the potential to increase our value significantly.

Our objective is success and growth - failure is not an option for us. We have persisted and progressed over the past 3 years under some of the most difficult circumstances any company could face.  In biotech, ultimate success is typically due to the proper management of clinical risk, financial risk, and/or competitive risk.  We have addressed all these issues as part of our overall strategy.  We have reduced clinical risk by (a) having multiple "shots on goal" (a broad pipeline) and (b) an SPA for a confirmatory Phase III trial with CPI-226 (currently underway) with relevant previous statistically significant Phase III results.  We have reduced financial risk by (a) working with partners to fund all or part of several programs (Cadence, Cutanea and Schering-Plough) and (b) advancing our business to the point where revenues are within view (CPI-226 milestones and royalties).  And we have reduced competitive risk by developing unique products that address unmet needs.  For example, both MX-3253 and CPI-226 are intended to be used with currently available products and/or products in development.

These are the attributes that separate us from the rest, and which can help us succeed in 2006 and beyond. This is the year we have all been awaiting.  It is the year where MIGENIX has the opportunity to achieve the next level in its evolution to becoming a successful, valuable biotech company.

Summary of major accomplishments in calendar 2005

  Completed an MTA and Option License Agreement with Schering-Plough to support our Phase IIb combination HCV study

  Successful completion of the MX-3253 Phase IIa monotherapy study

  Initiation of enrollment in our MX-3253 Phase IIb combination HCV study

  Cadence achieved an SPA agreement with the U.S. FDA for the confirmatory Phase III study of CPI-226

  Cadence initiated US enrollment in the CPI-226 confirmatory Phase III study

  Partnered MX-594AN with Cutanea for acne and other dermatological conditions

  Received a $9.3MM TPC investment commitment for MX-2401

  Demonstrated preclinical effectiveness of MX-2401 in pneumonia incerely,

"Jim DeMesa"

Jim DeMesa, MD

President and CEO

Forward- looking Statements

Certain statements in this CEO Message constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements in this CEO Message include, but are not limited to: starting a combination therapy viral kinetics clinical trial of MX-3253 in chronic, treatment naive HCV patients in the second calendar quarter of 2006, with results in the second half of calendar 2006; having results from the Phase IIb MX-3253 combination study by mid calendar 2006; having results from the Phase III CPI-226 study in the first half of calendar 2007; receiving CPI-226 milestone payments and royalties from Cadence for CPI-226; developments in US market dynamics expected to lead to, much greater demand for products lowering infection rates, such as CPI-226; there being 11 million CVCs used in the US in 2007 and over 30 million globally; and our expectations for increased valuation for MIGENIX based on positive results from the MX-3253 Phase IIb study and other corporate milestones. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Factors that could cause actual events or results expressed or implied by such forward looking statements to differ materially from any future results expressed or implied by such statements include, but are not limited to: uncertainties related to early stage of technology and product development; the possibility that government agency approvals will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to advance development and/or market the product successfully; dependence on corporate collaborations; uncertainties as to future expense levels and the possibility of unanticipated costs or expenses or cost overruns, the possibility that opportunities will arise that require more cash then presently anticipated and other uncertainties related to predictions of future cash requirements; uncertainties as to the requirement that a drug be found to be safe and effective after extensive clinical trials and the possibility that the results of such trials, if commenced and completed, will not establish the safety or efficacy of our products; risks relating to requirements for approvals by government agencies such as the FDA and/or Health Canada before products can be tested in clinical trials and ultimately marketed; management of growth; dependence on key personnel; the possibility that we will not successfully develop any products; the possibility that advances by competitors will cause our proposed products not to be viable, the risk that our patents could be invalidated or narrowed in scope by judicial actions or that our technology could infringe the patent or other intellectual property rights of third parties; the possibility that any products successfully developed by us will not achieve market acceptance; and other risks and uncertainties which may not be described herein. Certain of these factors and other factors are described in detail in the Company's Annual Information Form and Annual Report on Form 20-F and other filings with the Canadian securities regulatory authorities and the U.S. Securities & Exchange Commission. Forward-looking statements are based on our current expectations and MIGENIX assumes no obligations to update such information to reflect later events or developments.